SHILOH INDUSTRIES REPORTS FIRST-QUARTER FISCAL 2018 RESULTS
GROSS MARGIN EXPANSION OF 160 BASIS POINTS

VALLEY CITY, Ohio, March 8, 2018 (GLOBE NEWSWIRE) - Shiloh Industries, Inc. (NASDAQ: SHLO), a leading global supplier of lightweighting, noise, and vibration solutions to the automotive, commercial vehicle and other industrial markets, today reported financial results for its fiscal 2018 first-quarter ended January 31, 2018.

First-Quarter 2018 Highlights (compared to First-Quarter 2017):

•	Revenues were consistent at $247.7 million.

•	Gross profit increased nearly 16% to $27.9 million.

•	Gross margin increased 160 basis points to 11.3%.

•	Net income increased 341% to $4.9 million or 21 cents per share.

•	Adjusted EBITDA increased nearly 15% to $16.6 million.

•	Adjusted EBITDA margin increased 90 basis points to 6.7%.

"Shiloh generated favorable results during the first quarter of 2018 as margins expanded on stable revenue," said Ramzi Hermiz, president and chief executive officer, of Shiloh Industries. "Our transformation to a lightweighting, product-focused company continues to deliver positive results. Additionally, the most recent acquisition accelerates this transformation by expanding aluminum product manufacturing and technical capabilities in Europe, while solidifying our leadership in structural magnesium products. We continue to position ourselves as the lightweighting partner of choice for our customers."
Strategic Acquisition Highlights
On March 1, Shiloh completed the strategic acquisition of Brabant Alucast Italy and Brabant Alucast Netherlands. The acquisition expands Shiloh’s technology portfolio as well as enhances its manufacturing capabilities. The acquisition complements Shiloh’s global footprint with the addition of aluminum casting and the expansion of magnesium casting capabilities in Europe, while providing necessary capacity for growth. Combined with existing market presence, Shiloh is now one of the leading automotive magnesium structural component manufacturers globally. Please refer to Shiloh's Form 8-Ks filed with the Securities and Exchange Commission on February 7, 2018 and March 7, 2018 for additional information on the transaction.

U.S. Tax Reform - Tax Cuts and Jobs Act
In connection with the passage of U.S. Tax Reform in December 2017, during the first quarter of fiscal 2018, Shiloh recorded a provisionally estimated one-time net tax benefit of approximately $3.2 million, related to the remeasurement of net U.S. deferred taxes.

Restructuring Actions
During the first quarter, Shiloh incurred restructuring expense of $1.5 million related to a strategic action initiated in the fourth-quarter of fiscal 2017. This action is designed to improve future profitability and competitiveness as the Company continues to proactively address the shift in consumer preferences to trucks and SUVs away from passenger cars and the desire to increase flexibility to manage cyclical changes.

Shiloh to Host Conference Call Today at 8:00 A.M. ET
Shiloh will host a conference call on Thursday, March 8, 2018 at 8:00 A.M. Eastern Time to discuss Shiloh's first-quarter 2018 financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately five minutes in advance and request the Shiloh first-quarter 2018 financial results conference call. A replay will be available after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13677218. The replay will be available until March 29, 2018. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of Shiloh's website at www.shiloh.com.

Investor Contact:
For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at: 1-330-558-2600 or at investor@shiloh.com.

About Shiloh Industries, Inc.

Shiloh Industries, Inc. (NASDAQ: SHLO) is a global innovative solutions provider focusing on lightweighting technologies that provide environmental and safety benefits to the mobility market.  Shiloh designs and manufactures products within body structure, chassis and powertrain systems, leveraging one of the broadest portfolios in the industry. Shiloh’s multi-component, multi-material solutions are comprised of a variety of alloys in aluminum, magnesium and steel grades, along with its proprietary line of noise and vibration reducing ShilohCore™ acoustic laminate products.  The strategic BlankLight®, CastLight® and StampLight® brands combine to maximize lightweighting solutions without compromising safety or performance. Shiloh has over 4,200 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

Forward-Looking Statements

Certain statements made by Shiloh in this press release regarding our operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in our expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements due to a variety of factors, including (1) our ability to accomplish our strategic objectives; (2) our ability to obtain future sales; (3) changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; (4) costs related to legal and administrative matters; (5) our ability to realize cost savings expected to offset price concessions; (6) our ability to successfully integrate acquired businesses, including businesses located outside of the United States; (7) risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; (8) inefficiencies related to production and product launches that are greater than anticipated; (9) changes in technology and technological risks; (10) work stoppages and strikes at our facilities and that of our customers or suppliers; (11) our dependence on the automotive and heavy truck industries, which are highly cyclical; (12) the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions affecting car and light truck production; (13) regulations and policies regarding international trade; (14) financial and business downturns of our customers or vendors, including any production cutbacks or bankruptcies; (15) increases in the price of, or limitations on the availability of aluminum, magnesium or steel, our primary raw materials, or decreases in the price of scrap steel; (16) the successful launch and consumer acceptance of new vehicles for which we supply parts; (17) the impact on financial statements of any known or unknown accounting errors or irregularities; and the magnitude of any adjustments in restated financial statements of our operating results; (18) the occurrence of any event or condition that may be deemed a material adverse effect under our outstanding indebtedness or a decrease in customer demand which could cause a covenant default under our outstanding indebtedness; (19) pension plan funding requirements; and (20) other factors besides those listed here could also materially affect our business. See "Part II, Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017 and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2018 for a more complete discussion of these risks and uncertainties. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this Press Release. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of filing this Press Release. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents we file from time to time with the SEC.
Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA ," "adjusted EBITDA margin" and "adjusted earnings per share." We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We define adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, and other adjustments as described in the reconciliations accompanying this press release. We define adjusted EBITDA margin as adjusted EBITDA divided by net revenues as shown in the reconciliations accompanying this press release. Adjusted earnings per share excludes certain income and expense items as shown in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented in this release are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expenses in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.

Adjusted Earnings Per Share Reconciliation	Three Months Ended January 31,
	2018	2017
Net income (loss) per common share (GAAP)
Diluted	$0.21	$(0.11)
Tax Cuts and Jobs Act, impact	(0.14)	—
Restructuring	0.05	—
Amortization of intangibles	0.02	0.02
Legal and professional fees	0.01	0.06
Adjusted diluted earnings per share (non-GAAP)	$0.15	$(0.03)

Adjusted EBITDA Reconciliation	Three Months Ended January 31,
	2018	2017
Net income (loss) (GAAP)	$4,858	$(2,018)
Depreciation and amortization	10,117	9,718
Interest expense, net	2,335	4,810
Provision for income taxes	(3,058)	(76)
EBITDA (non-GAAP)	14,252	12,434
Restructuring	1,514	—
Legal and professional fees	284	1,543
Stock compensation expense	516	397
Asset impairment	—	41
Adjusted EBITDA (non-GAAP)	$16,566	$14,415
Adjusted EBITDA margin (non-GAAP)	6.7%	5.8%

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	January 31, 2018	October 31, 2017

	(Unaudited)
ASSETS:
Cash and cash equivalents	$11,066	$8,736
Investments in marketable securities	49	194
Accounts receivable, net	162,849	188,664
Related-party accounts receivable	1,049	759
Prepaid income taxes	509	338
Inventories, net	64,730	61,812
Prepaid expenses and other assets	41,306	34,018
Total current assets	281,558	294,521
Property, plant and equipment, net	274,047	266,891
Goodwill	28,337	27,859
Intangible assets, net	14,465	15,025
Deferred income taxes	6,509	6,338
Other assets	8,043	7,949
Total assets	$612,959	$618,583
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$1,630	$2,027
Accounts payable	159,246	166,059
Other accrued expenses	37,659	46,171
Accrued income taxes	379	1,628
Total current liabilities	198,914	215,885
Long-term debt	182,416	181,065
Long-term benefit liabilities	21,208	21,106
Deferred income taxes	6,129	9,166
Interest rate swap agreement	943	2,088
Other liabilities	952	952
Total liabilities	410,562	430,262
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at January 31, 2018 and October 31, 2017, respectively	—	—
Common stock, par value $.01 per share; 50,000,000 shares authorized; 23,347,545 and 23,121,957 shares issued and outstanding at January 31, 2018 and October 31, 2017, respectively	233	231
Paid-in capital	112,865	112,351
Retained earnings	122,834	117,976
Accumulated other comprehensive loss, net	(33,535)	(42,237)
Total stockholders’ equity	202,397	188,321
Total liabilities and stockholders’ equity	$612,959	$618,583

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended January 31,
	2018	2017
Net revenues	$247,666	$247,938
Cost of sales	219,776	223,834
Gross profit	27,890	24,104
Selling, general & administrative expenses	21,240	20,170
Amortization of intangible assets	565	565
Asset impairment, net	—	41
Restructuring	1,514	—
Operating income	4,571	3,328
Interest expense	2,340	4,812
Interest income	(5)	(2)
Other expense, net	436	612
Income (loss) before income taxes	1,800	(2,094)
Benefit for income taxes	(3,058)	(76)
Net income (loss)	$4,858	$(2,018)
Income (loss) per share:
Basic earnings (loss) per share	$0.21	$(0.11)
Basic weighted average number of common shares	23,107	17,720
Diluted earnings (loss) per share	$0.21	$(0.11)
Diluted weighted average number of common shares	23,287	17,720

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Three Months Ended January 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,858	$(2,018)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,117	9,718
Asset impairment, net	—	41
Amortization of deferred financing costs	309	832
Deferred income taxes	(3,551)	(1,285)
Stock-based compensation expense	516	397
(Gain) loss on sale of assets	(12)	37
Changes in operating assets and liabilities:
Accounts receivable	32,313	15,448
Inventories	(671)	(1,502)
Prepaids and other assets	(6,044)	2,008
Payables and other liabilities	(23,245)	4,112
Accrued income taxes	(2,950)	(1,164)
Net cash provided by operating activities	11,640	26,624
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,885)	(9,077)
Proceeds from sale of assets	—	4
Net cash used in investing activities	(9,885)	(9,073)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(223)	(208)
Proceeds from long-term borrowings	46,900	33,200
Repayments of long-term borrowings	(45,370)	(53,327)
Payment of deferred financing costs	(57)	(221)
Net cash provided by (used in) financing activities	1,250	(20,556)
Effect of foreign currency exchange rate fluctuations on cash	(675)	329
Net increase (decrease) in cash and cash equivalents	2,330	(2,676)
Cash and cash equivalents at beginning of period	8,736	8,696
Cash and cash equivalents at end of period	$11,066	$6,020

Supplemental Cash Flow Information:
Cash paid for interest	$2,260	$3,954
Cash paid for income taxes	1,593	924

Non-cash Activities:
Capital equipment included in accounts payable	$3,398	$2,251